CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”), dated effective as of January 1, 2011 (the “Effective Date”), is entered into on January 25, 2011, by and between Davi Luxury Brand Group, Inc. (f/k/a Dafoe Corp.), a Nevada corporation (the “Company”), and Carlo Mondavi, an individual (“Consultant”).

RECITALS

WHEREAS, Consultant has certain knowledge, expertise, experience, contacts and reputation which would benefit the Company in its current and proposed business and operations; and

WHEREAS, Consultant has furnished consulting services since January 1, 2011 to the Company, including in connection with the development of various skin care products for the Company and marketing activities on behalf of the Company and its products, with the understanding that the Company and Consultant would enter into this Agreement to document the terms and conditions previously agreed upon by each of the Company and Consultant; and

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Company desires to retain Consultant to provide certain consulting services to the Company, and Consultant wishes to render such services.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Consultant and the Company by this Agreement agree as follows:

1.

Engagement.  The Company hereby agrees that, commencing on the Effective Date, the Company shall engage Consultant to furnish the Services (defined below), and Consultant hereby accepts such engagement with the Company, upon the terms and subject to the conditions hereinafter set forth.

2.

Term.  The term of Consultant’s engagement under this Agreement shall commence as of the Effective Date, and shall continue until the fourth anniversary of the Effective Date, unless otherwise terminated earlier by either party upon thirty (30) days’ written notice (the “Term”).

3.

Duties; Services.

(a)

Consultant shall perform various services for the Company related to the development and marketing of its products, the Company’s public image, its brand recognition, and other public relations and marketing matters.  These services include, but are not limited to: (i) assisting in the development of skincare/cosmetics products based on a series of all-natural grape-based luxury branded skincare products (the “Products”); (ii) assisting the Company’s efforts in developing a market for, and promoting the Products under the “Davi Skin” and “Davi” brand names; (iii) assisting the Company in marketing the Products through upscale department stores, specialty retailers, prestige hotels and resorts, salons and spas, the Company’s website at www.daviskin.com, in stores on cruise ships, and in-flight and duty-free shops; and (iv)  attending promotional events for the Company and its Products  (collectively, the “Services”).  In no event will the Services involve securing debt or equity investors for the Company.

(b)

Consultant agrees that he shall devote such time and attention to the Services hereunder as is required to fulfill Consultant’s obligations under this Agreement in a timely and professional manner, recognizing that the time demands may vary month to month.  The Company acknowledges that Consultant resides in Napa County and has full time employment in that location and the Services to be provided, hereunder, will be subordinate to the requirements of his primary employment.  Further, nothing in this Agreement shall require Consultant to spend more than an aggregate of twenty (20) hours per month on providing the Services hereunder.

(c)

Consultant shall make reasonable efforts to make himself available at the Company’s offices or such other places, in person, by telephone, via the internet or other means, as the Company deems reasonably necessary for the performance of Consultant’s duties and Services hereunder; provided, however, that if Consultant is unable to make himself available on certain dates and/or times requested by the Company as contemplated by this Section 3(c), Consultant shall make reasonable efforts to make himself available on such alternative dates and/or times as the Company and Consultant shall reasonably agree.

(d)

The Company shall not use Consultant’s name, voice, signature, likeness or biographical information or the name, voice, signature, likeness or biographical information of Consultant’s fiancée, his parents, or siblings or the name “Mondavi” in any manner without Consultant’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

4.

Compensation; Reimbursement of Expenses.

(a)

Consulting Fees.  The Company shall pay to Consultant, for the period commencing on the Effective Date and continuing during the remainder of the Term, a monthly retainer of $8,000 per calendar month, which shall be paid in arrears at the end of each calendar month.

(b)

Options.  In the event that the Company adopts or otherwise implements a stock incentive plan during the Term whereby the Company may grant stock options or other capital interests of the Company to any directors, officers, key employees, employees or consultants, the Company hereby agrees in good faith to grant Consultant capital interests pursuant to such plan on a substantially similar basis as granted to the executive officers and/or key employees of the Company.

(c)

Expenses.  During the Term, the Company agrees to promptly reimburse Consultant for all reasonable, out-of-pocket expenses incurred by Consultant in connection with his performance of the Services, consistent with the Company’s policies and procedures, in effect from time to time, with respect to travel and incurring of expenses.  However, Consultant, unless the expenses are reasonably necessary to permit Consultant to respond to the Company’s request for Consultant to render Services pursuant to Section 3(c), shall not be entitled to reimbursement for out-of-pocket expenses in excess of $500 in the aggregate without the prior written consent of the President of the Company.  Consultant will be entitled to reimbursement for legal expenses up to a maximum of $2,500 for each calendar quarter during the Term, commencing with the first quarter of 2011, relating to the review and negotiation of this Agreement and the legal review of securities laws filings that mention Consultant or which he is required to sign.

(d)

Consultant is being retained hereunder only for the purposes and to the extent set forth in this Agreement, and Consultant’s relationship to the Company will be that of an independent contractor.  Consultant will not be considered under this Agreement as having employee status.  Consultant acknowledges that no federal or state withholding taxes, FICA, SDI, or other employee payroll taxes or deductions will be made with respect to any compensation paid to Consultant pursuant to this Agreement.  Consultant is responsible for all such taxes, and agrees to report for federal and state income and any other tax purposes all such compensation, and to pay all taxes due thereon.  Consultant further agrees to indemnify, defend and hold the Company harmless in the event that any claims are made by any taxing authority, by reason of Consultant’s failure to properly pay any and all taxes which are due in relation to the services provided by Consultant to the Company pursuant to this Agreement.  Further, neither Consultant, nor any partner, agent or employee of Consultant, has authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

5.

Indemnification.

The Company agrees to indemnify and hold harmless Consultant from and against any losses, claims, damages or liabilities related to or arising out of this engagement and the Services provided by Consultant pursuant to this Agreement, and will reimburse Consultant for all expenses (including counsel fees and court costs) as they are incurred by Consultant in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which Consultant is a party.  If a claim for indemnification hereunder is to be made by Consultant, Consultant shall provide prompt written notice to the Company of the commencement of such action or assertion of such claim, but the failure to give such notice shall not affect any obligation of the Company to indemnify such party, except to the extent (and only to the extent) that the Company is prejudiced in its defense of the claim.  The Company will not, however, be responsible for any claims, liabilities, losses, damages or expenses that are determined by a court of competent jurisdiction to have resulted from Consultant’s willful misconduct.  Consultant’s rights under this Section 5 shall be in addition to, and not in lieu of, any and all other rights of Consultant under applicable law or any agreement with the Company regarding indemnification.  The Company agrees to obtain and maintain directors and officer’s liability insurance on terms reasonably acceptable to Consultant during the term of this Agreement.

6.

Inventions.

(a)

All processes, technologies and inventions relating to the business of the Company (collectively, “Inventions”), including new contributions, improvements, ideas, discoveries, trademarks and trade names, conceived, developed, invented, made or found by Consultant, alone or with others, during his employment by the Company, whether or not patentable and whether or not conceived, developed, invented, made or found on the Company’s time or with the use of the Company’s facilities or materials, shall be the property of the Company and shall be promptly and fully disclosed by Consultant to the Company.  Consultant shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents or instruments requested by the Company) to assign or otherwise to vest title to any such Inventions in the Company and to enable the Company, at its sole expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

(b)

If Consultant breaches Section 6(a), or in the event that any such breach is threatened by Consultant, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Section 6.

7.

Miscellaneous.

(a)

No Violation of Other Agreements.  Each of the parties hereto represents and warrants that its or his respective execution, delivery, or performance of this Agreement does not conflict with, or violate the terms of, any other agreement to which each is a party or by which each is bound.

(b)

Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given: (i) when delivered by hand and receipted for by the party to whom said communication shall have been directed; or (ii), if mailed by certified or registered mail with postage prepaid, on the third business day after the date on which said communication is so mailed and addressed to the appropriate party at the following address:

If to Consultant:	Carlo Mondavi 2620 Highland Avenue Santa Monica, CA 90405
If to the Company:	Davi Luxury Brand Group, Inc. 9426 Dayton Way Beverly Hills, CA 90210 Attention: President
With a copy to:	TroyGould PC 1801 Century Park East Suite 1600 Los Angeles, CA 90067 Attention: Istvan Benko, Esq.

A party may change its address by delivering notice of such change in the manner set forth in this Section 7(b).

(c)

Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without resort to conflict of laws principles.

(d)

Severability.  Each of the provisions of this Agreement are separate and distinct and independent of one another, so that if any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not effect the validity or enforceability of the other provisions of this Agreement.  If any provision of this Agreement is so held to be invalid or unenforceable, the parties agree that the court making such determination shall have the power to amend such provision or to delete specific words or phrases so that such provision shall then be enforceable to the fullest extent permitted by law unless such change is contrary to the intent of the parties hereto.

(e)

Successors and Assigns; Binding Agreement.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, however, that the duties of the Consultant hereunder are personal to the Consultant and may not be delegated or assigned by him.

(f)

Advice of Counsel.  Each party acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel and has read and understood all of the terms and provisions of this Agreement.  This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.  Consultant has been advised that material tax ramifications could arise with respect the compensation set forth in this Agreement and that Company has not provided any tax, legal or financial advice with respect to the compensation covered in this Agreement.  Contractor acknowledges that it has consulted with its own tax, legal and financial Consultants with respect thereto.

(g)

Equal Drafters Clause.  Each party to this Agreement has participated in the negotiation of the terms of this Agreement.  Therefore, any construction to be made as to this Agreement shall not be for or against either party on the basis that either party was the “drafter” or “preparer.”

(h)

Captions.  The captions, headings and titles of the sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

(i)

Waiver.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

(j)

Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(k)

Entire Agreement; Amendment.  This Agreement: (i) contains a complete statement of all the arrangements between the parties with respect to Consultant’s engagement by the Company; (ii) supersedes all prior and existing negotiations and agreements between the parties concerning Consultant’s engagement; and (iii) can only be changed or modified pursuant to a written instrument duly executed by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have duly executed this Consulting Agreement as of the day and year first-above written.

CONSULTANT _/s/ Carlo Mondavi____ Carlo Mondavi	DAVI LUXURY BRAND GROUP, INC. _/s/ Parrish Medley_________ By: Parrish Medley Its: President